UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K


CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) June 25, 1997

RIDGEWOOD ELECTRIC POWER TRUST II
(Exact name of Registrant as Specified in Charter)

   Delaware                0-21304                   22-3105824
(State or other          (Commission               (IRS Employer
 jurisdiction             file number)         Identification Number)
 of incorporation)

    947 Linwood Avenue, Ridgewood, New Jersey 07450-2939
(Address of principal executive offices)               (Zip Code)

Registrant's telephone number, including area code (201) 447-9000

Item 2.  Acquisition or Disposition of Assets.

On June 25, 1997 the Registrant, Ridgewood Electric Power Trust II (the "Trust"), sold its entire interest in its San Diego Project to subsidiaries of NRG Energy, Inc. of Minneapolis, Minnesota("NRG"). The San Diego Project is a district cooling system located in downtown San Diego, California, that generated and supplied chilled water through sub-street piping to approximately 10 large office buildings. The sale took the form of a sale of all of the Trust's limited partnership interest in the limited partnership that owned the Project and its interest in the general partner. The sale price was $6,200,000, of which $3,500,000 was paid in cash at the closing. The remaining $2,700,000 was paid by delivery of a secured, purchase money promissory note of the principal NRG subsidiary purchasing the Project. The note bears interest at 8% per year and is payable in equal monthly installments of principal and interest through its maturity on July 1, 2003. The note is secured by the partnership interests sold by the Trust to the NRG subsidiaries.

NRG and its subsidiaries participating in the transaction are not affiliated with and have no material relationships with the Trust, its Managing Shareholder or their affiliates, directors, officers or associates of their directors and officers. The sales price and the terms of the acquisition were determined in arm's length negotiations between the Managing Shareholder of the Trust and NRG.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

	(c)  Exhibits.



Exhibit No.	Item

   2.A Partnership Interest Purchase Agreement, dated as of June 25, 1997, by and among the Trust, RSD Power Corp., NRG San Diego, Inc., and NRG del Coronado, Inc. Exhibits and schedules are omitted, and a list of the omitted documents is found at page 20. The Registrant agrees to furnish supplementally a copy of any omitted exhibit or schedule to the Partnership Interest Purchase Agreement to the Commission upon request.

   2.B  Purchase Money Promissory Note.

   2.C  Security and Pledge Agreement.


SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                         RIDGEWOOD ELECTRIC POWER TRUST II


                         By: /s/ Thomas R. Brown
                              Thomas R. Brown, Senior Vice
                              President and Chief Financial
Officer